Exhibit 10.1

CURTISS-WRIGHT CORPORATION
2024 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT GRANT AGREEMENT

This document outlines terms and conditions for the Restricted Stock Unit component of your Long-Term Incentive Plan grant. By accepting this grant you acknowledge and agree to its terms and conditions, so please ensure you have read and understood these terms completely before accepting your Grant. Any questions concerning your grant can be addressed to your immediate manager or your Human Resources Director.

Individual Grant Information
NAME:
GRANT AMOUNT:
GRANT TYPE:
GRANT DATE:

This Agreement, conditionally effective (see Section II.n, below) as of the Grant Date, by and between Curtiss-Wright Corporation (the "Corporation") and the Employee.

WHEREAS, Employee is now employed by the Corporation or one of its subsidiaries; and

WHEREAS, in recognition of Employee's potential as a person who can affect the longer term value of the Corporation to its shareholders, the Corporation desires to provide an opportunity for Employee to acquire stock or to enlarge his or her ownership of stock in the Corporation, pursuant to the provisions of the Curtiss-Wright Corporation 2024 Omnibus Long-Term Incentive Plan (the "Plan");

The Corporation hereby grants to Employee the above Amount of Restricted Stock Units (RSUs), each RSU representing the right to receive the equivalent of one share of Corporation common stock, $1.00 par value per share, plus any additional amount pursuant to Section I.a below, subject to the terms, restrictions, and other conditions of this Agreement and the Plan.

NOW, THEREFORE, in consideration of the terms and conditions set forth in this Agreement, the parties hereto hereby agree as follows:

I: DEFINITION AND EXPLANATION

a. Definition – Restricted Stock Units (RSUs) are grants which are denominated in share equivalents and earned as Curtiss-Wright common stock on the third anniversary of the Grant Date (the “Vesting Date”), in accordance with the terms and conditions outlined in this Agreement. The RSUs will include the right to an amount equivalent to the dividends declared on Corporation stock during the restricted period (“dividend equivalents”) which shall be deemed reinvested into additional RSUs.

b. Restriction - Until the restrictions imposed by this Agreement have lapsed, the Employee is not permitted to sell, exchange, assign, transfer, pledge or otherwise dispose of the RSUs and the RSUs shall be subject to forfeiture as set forth below.

c. Lapse of Restriction by Passage of Time - The restrictions on these RSUs and any accumulated dividend equivalents shall lapse and have no further force or effect with respect to 100% of the Units granted hereunder on the Vesting Date, provided Employee remains employed by the Corporation on such date. Payment is delivered to Employee on or about the tenth business day after the Vesting Date (the “Settlement Date”). If, before the Vesting Date, Employee's employment is terminated for any reason other than Change in Control, death, disability or retirement (as defined below), all rights to and interest in the RSUs and related dividends if any shall be forfeited.

d. Lapse of Restriction in Certain Cases - The restrictions shall immediately lapse and have no further force or effect with respect to all RSUs and any accumulated dividend equivalents hereunder upon (a) the occurrence of a Change in Control in the Plan Document or by the current Change in Control Agreement, if applicable or (b) by reason of Employee's death or disability (as defined under the Corporation’s Long Term Disability Plan and IRC section 409A). In the event of a Change in Control, payment is determined consistent with the Plan Document or the current Change in Control Agreement, if applicable. Employee may provide to the Corporation written designation naming a person or persons who shall receive the value of the RSUs in the event of Employee’s death, and such designation must be in a form approved by counsel for the Corporation. If no such approved designation exists, the RSUs shall be distributed upon Employee's death pursuant to Employee's last will and testament or as provided by law.

e. Divestiture - A Divestiture is defined as both 1) the sale of the business unit, product line, or wholly-owned subsidiary company to which Employee belongs and 2) Employee is no longer employed by Curtiss-Wright as a result of the transaction. Provided the Divestiture occurs on or after September 30th of the grant year, RSUs and any accumulated dividend equivalents will be released as soon as practicable following the transaction on a pro-rata or non-pro-rata basis dependent upon the retirement provisions outlined in Sections I.f or I.g below. Employees who do not meet the retirement provisions outlined in Sections I.f or I.g below will the RSUs on a pro-rata basis. If the Divestiture occurs before September 30th of the grant year, the RSUs and any accumulated dividend equivalents shall be forfeited.

f. Retirement at Early Retirement Date - If Employee has attained age 55 with three years of service with Curtiss-Wright Corporation or any of its affiliates excluding any service with a legacy company prior to acquisition by Curtiss-Wright Corporation (“the Early Retirement Date”), has remained actively employed until September 30th in the year of the grant, and retires prior to his or her 62nd birthday, Employee’s pro-rata interest in the RSUs shall continue to vest during the period that he or she shall not have been an employee and shall be delivered to Employee on the Vesting Date. Pro rata shall equal the number of months employed divided by the length of the restricted period (three years). If employee fails to remain actively employed until September 30th in the year of the grant, Employee shall forfeit RSUs.

g. Retirement at Normal or Full Retirement Date - If Employee has attained his or her Normal Retirement Date (has attained age 62 with three years of service with Curtiss-Wright Corporation or any of its affiliates excluding any service with a legacy company prior to acquisition by Curtiss-Wright Corporation), has remained actively employed by the Company until September 30th in the year of the grant and terminates before the Grant is vested, Employee’s interest in the RSUs shall continue, without reduction for any period in which he or she shall not have been an employee, following which the RSUs shall be delivered to Employee on the Settlement Date. If Employee fails to remain actively employed until September 30th in the year of the grant, Employee shall forfeit RSUs.

h. Termination for Cause - If Employee is terminated for Cause all awards provided for under this Agreement, to the extent not already paid, shall be immediately forfeited.

i. Disputes Regarding Nature of Resignation or Termination - Solely for the purpose of determining whether an event of forfeiture shall have occurred, an Employee shall not be deemed to have voluntarily resigned or otherwise voluntarily terminated his or her employment if the resignation, or termination is for good reason.

For purposes of this Agreement, “good reason” means an Employee’s termination of employment when the existence of one or more of the following conditions arising without the Employee’s consent:
(a) a material diminution in the Employee’s base salary;

(b) a material diminution in the Employee’s authority, duties, or responsibilities;
(c) any other action or inaction that constitutes a material breach by the Corporation of any employment agreement between the Employee and the Corporation.

For purposes of this Agreement, a termination of employment is for "Cause" if the Employee
(a) has been convicted of a felony; or
(b) intentionally engages in illegal conduct, fraud or, willful misconduct that is demonstrably and materially injurious to the Corporation or a Subsidiary; or
(c) intentionally and substantially fails to perform his or her reasonably assigned duties with the Corporation or a Subsidiary.

In the event that a dispute shall arise as to whether a termination was for cause, or over whether a voluntary retirement, resignation or other voluntary termination of employment is the direct and proximate result of a substantial adverse change in the terms or conditions of employment, that dispute shall be settled and finally determined by arbitration in the City of New York under the then existing rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

j. Right to Benefits - Until all restrictions lapse as provided above, no RSUs or any interest or right therein or part thereof shall be liable for the debts, contracts, or engagements of the Employee or his/her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment, or any other means, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment, or any other legal or equitable proceedings (including bankruptcy), any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section (i) shall not prevent transfers by will or by the applicable laws of descent and distribution.

k. Offset to Benefits - Any other provision of the Agreement to the contrary notwithstanding, the Corporation may reduce any awards made to Employee under this Agreement by any amounts, which Employee may owe to the Corporation or a Subsidiary.

l. Restricted Stock Units Subject to Plan - Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Employee from the office of the Corporation’s Secretary.

II. TERMS APPLICABLE TO RESTRICTED STOCK UNITS

a. Duty of Loyalty - Employee acknowledges, understands and agrees that this RSU grant may be forfeited if Employee, without the consent of the Corporation, either while employed by the Corporation or any of its subsidiaries or thereafter, including after retirement, becomes associated with, employed by, renders any services to, or owns any interest (other than an interest that the Secretary of the Corporation determines to be non-substantial) in, any business that at the time is in competition with the Corporation or any of its subsidiaries..

b. Employment and Other Rights - Nothing in this Agreement or in the Plan shall confer upon the Employee any right to continue in the employment or other service of the Corporation, any Parent, or any Subsidiary, or shall interfere with or restrict in any way the rights of the Corporation, any Parent, or any Subsidiary, which are hereby expressly reserved, to discharge the Employee at any time for any reasons whatsoever, with or without cause., nor does the Agreement create any rights in Employee, or any obligations on the part of the Corporation or a Subsidiary, other than those set forth herein. The awards payable under this Agreement shall be independent of and in addition to, any other agreements that may exist from time to time concerning any other compensation or benefits payable by the Corporation or a Subsidiary.

c. Receipt of Documents - Employee acknowledges receipt of this Agreement and the Plan Prospectus containing supplemental information which is incorporated herein and made a part hereof.

d. Transfer, Assignment, and Designation of Beneficiaries - Employee's interest in the RSUs granted hereunder may not be sold, pledged, assigned or transferred other than, following Employee's death, pursuant to Employee's written designation of beneficiary or beneficiaries made in accordance with procedures established by the Corporation, or, in default of such designation, to Employee's estate or in accordance with the laws of descent and distribution.

e. Employee and Heirs, Executors, Administrators and Assigns are Bound - Employee agrees he/she is bound by the terms and provisions of this Agreement and Employee further agrees that his or her beneficiaries, heirs, administrators, executors and assigns are also bound by the terms and provisions hereof.

f. Tax Withholding - Employee acknowledges that, in connection with the transactions accomplished or contemplated by this Agreement, the Corporation or any of its subsidiaries may be or become obligated to make certain withholdings from compensation due to Employee. Employee may elect to satisfy the tax or other withholding obligations arising from vesting of shares by 1) payment in cash; 2) executing a “sell-to-cover” order using the cash proceeds to satisfy the withholding; or 3) by tendering shares of Curtiss-Wright common stock.
g. Consulting Services - Employee agrees that subsequent to the termination of his or her employment, and so long as RSUs are not vested, Employee shall render to the Corporation or any of its subsidiaries such consulting and advisory services as the Corporation or any of its subsidiaries may from time to time reasonably request; provided, however, that Employee shall not be required to render any such services at a time or in a manner that would unduly interfere with his or her employment with a party other than the Corporation or one of its subsidiaries, nor to render any services that he or she is prevented from performing by reason of a disability (which need not necessarily be of a permanent nature). Employee shall not be required to travel (except for normal commutation) in connection with the performance of such services and shall be reimbursed for all reasonable out-of-pocket expenses incurred or paid by him or her in connection with the performance of such services, upon presentation and approval by the Corporation or any of its subsidiaries of expense vouchers or such other supporting information as it may from time to time reasonably request.
h. Corporate Rights - The existence of the Plan and this Agreement shall not affect the right or power of the Corporation to make adjustments, recapitalizations, reorganizations, or other changes to the Corporation’s capital structure or its business; issue bonds, debentures, common, preferred or prior preference stocks; dissolve or liquidate the Corporation, or sell or transfer any part of its assets or business; or any other corporate act, whether or a similar character or otherwise.

i. Amendment - The Corporation reserves the right to amend or terminate the Plan prior to its expiration on May 2, 2034, or to discontinue grants and awards thereunder, provided, however that no amendment, discontinuation, or termination shall be made that would impair the rights of any Employee under an award already granted.

j. Acquired Rights – Employee acknowledges and agrees that the grant of RSUs is a one-time benefit and does not create any contractual or other right to receive a future grant of Restricted Stock Units or benefits in lieu of further Restricted Stock Units in the future. Future grants of Restricted Stock Units, if any, will be at the discretion of the Corporation, including, but not limited to, the timing of any grant, the number of Restricted Stock Units, and vesting provisions.

k. Extraordinary Item of Compensation – Employee’s participation in the Long-Term Incentive Plan is voluntary. The value of the RSU award that is the subject of this Agreement is an extraordinary item of compensation outside the scope of the Employee’s employment contract, if any. As such, RSUs are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, long-service awards, pension, or retirement benefits or similar payments.

l. Notices - Any notice (excluding the electronic Grant Acceptance process) hereunder to be given to the Corporation must be in writing and must be delivered in person to the Secretary of the Corporation, or sent via registered mail, return receipt requested, to the Secretary of the Corporation at the Corporation’s executive offices, and any notice hereunder to be given to Employee shall be in writing and shall be delivered in person to Employee, or shall be sent by registered mail, return receipt requested, to Employee at his last address as shown in the employment records of the Corporation or any of its subsidiaries. Any notice duly mailed in accordance with the preceding sentence shall be deemed given on the date postmarked.

m. Governing Law - This Agreement is issued, and the RSUs evidenced hereby are granted, in North Carolina, U.S.A., and this Agreement and said grants shall be governed and construed in accordance with the laws of the State of North Carolina without regard to its conflicts of laws principles to the extent such laws are not preempted by the laws of the United States of America.

n. Binding Agreement - This Agreement is not binding unless and until the Employee accepts the agreement and all the terms and conditions described. Grant acceptance can be completed using the Plan Administrator website.

o. Data Privacy - By accepting this Agreement, the Employee: (i) authorizes the Corporation and Subsidiary, and any agent of the Corporation and Subsidiary administering the Plan or providing Plan recordkeeping services, to disclose to the Corporation or any of its subsidiaries such information and data as the Corporation or any such subsidiary shall request in order to facilitate the grant, payment, and administration of the Plan; (ii) waives any data privacy rights he or she may have with respect to such information; and (iii) authorizes the Corporation and Subsidiary to store and transmit such information in electronic form.

p. Restatement of Financial Statements - If the amount of an Award to an Employee was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria or if the Employee is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 and is found by the Committee to have committed an offense subject to forfeiture under such statute, the Employee shall reimburse the Company the amount of any payment in settlement of an Award that was based on the materially inaccurate financial statements or any other materially inaccurate performance metric criteria or as provided for in Section 304 of the Sarbanes-Oxley Act of 2002, as determined by the Committee.

IN WITNESS WHEREOF, the parties have caused this instrument to be executed the day and year first above written.

Vice President, General Counsel, and Corporate Secretary